CAPITOL SERIES TRUST

Amendment No. 2 to Agreement and Declaration of Trust

The undersigned, being the President and Chief Executive Officer of Capitol Series Trust (the “Trust”), hereby certifies that the following resolutions were adopted by the sole initial Trustee by written consent on November 15, 2013:

Resolved that pursuant to Section 7.3 of the Trust’s Agreement and Declaration of Trust, I hereby amend in its entirety Section 3.1(d) of the Agreement and Declaration of Trust to read as follows:

“(d) Resignation and Retirement. Any Trustee may resign his trust or retire as a Trustee, pursuant to a written instrument signed by him and delivered to the other Trustees or to any officer of the Trust, and such resignation or retirement shall take effect upon such delivery or upon such later date as is specified in such instrument. Trustees shall be required to retire as a Trustee at age 75.”

Further Resolved that the above paragraph shall supersede and take the place of the existing Section 3.1(d) of the Agreement and Declaration of Trust.

This document shall have the status of an amendment to said Agreement and Declaration of Trust.

Date: November 18, 2013	/s/ Matthew J. Miller
Matthew J. Miller, President and CEO